Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CABELA’S INCORPORATED

The undersigned, Dennis Highby and Gerald Matzke, hereby certify that:

FIRST: They are the duly elected, qualified and acting President and Secretary, respectively, of Cabela’s Incorporated, a Delaware corporation.

SECOND: The Certificate of Incorporation of said corporation was originally filed in the Office of the Secretary of State of the State of Delaware on December 17, 2003 under the name Cabela’s Incorporated.

THIRD: The Certificate of Incorporation of said corporation is amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Cabela’s Incorporated (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware. The name of the Corporation’s registered agent at such address is The Corporate Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

A. Authorized Shares. The total number of shares of capital stock which the Corporation is authorized to issue is 500,000,000 shares, consisting of 490,000,000 shares of common stock, par value $0.01 per share, of which (i) 245,000,000 shares are designated as Class A Common Stock, par value $0.01 per share, (the “Class A Common Stock”), (ii) 245,000,000 shares are designated as Class B Common Stock, par value $0.01 per share, (the “Class B Common Stock”), and (iii) 10,000,000 shares are designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein. The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock are as set forth in this Article IV.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and to fix the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

No stockholder of the Corporation shall have preemptive rights to purchase any Securities proposed to be issued by the Corporation. Cumulative voting for the election of directors shall not be permitted.

B. Definitions. As used in this Certificate, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to any Person, (i) a director, trustee, managing member or executive officer, of such Person or any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. As used in this definition, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Applicable Law” with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Bylaws” means the Bylaws of the Corporation, as amended and in effect from time to time.

“Board” and “Board of Directors” mean the Board of Directors of the Corporation.

“Business Day” means any day that is not (a) a Saturday, Sunday or legal holiday, or (b) a day on which banks are not required to be open in New York, New York or Sidney, Nebraska.

“Certificate” means this Amended and Restated Certificate of Incorporation, as amended from time to time.

“Class A Common Stock” has the meaning ascribed to it in Section A of this Article IV.

“Class B Common Stock” has the meaning ascribed to it in Section A of this Article IV.

“Common Stock” means, collectively, the common stock, par value $0.01 per share of the Corporation, including the Class A Common Stock, the Class B Common Stock and any other class of capital stock of the Corporation hereafter authorized that is not preferred with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation, dissolution or winding up of the Corporation over any other class of capital stock.

“Conversion Event” shall mean (a) any public offering or public sale of Securities of the Corporation (including an Initial Public Offering, a public offering registered under the Securities Act and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of Securities of the Corporation to a Person or group of Persons if, after such sale, such Person or group of Persons in the aggregate would own or control Securities of the Corporation which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or an authorized committee thereof), (c) any sale of Securities of the Corporation to a Person or group of Persons if, after such sale, such Person or group of Persons in the aggregate would own or control Securities of the Corporation (excluding any Class B Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (d) with respect to any Regulated Stockholder any sale of Securities of the Corporation by such Regulated Stockholder to a Person or group of Persons if, after such sale, such Person or group of Persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding Securities of any class of voting Securities of the Corporation and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a Person or group of Persons in the aggregate would own or control Securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof).

“Converted Shares” has the meaning ascribed to it in Section D.1(a) of this Article IV.

“Converting Shares” has the meaning ascribed to it in Section D.1(a) of this Article IV.

“Corporation” has the meaning ascribed to it in Article I.

“Deferral Notice” has the meaning ascribed to it in Section D.1(b) of this Article IV.

“Deferral Period” has the meaning ascribed to it in Section D.1(b) of this Article IV.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case, whether of the United States of America or any political subdivision thereof, or of any other country.

“Initial Public Offering” means an underwritten initial public offering for the account of the Corporation and/or holders of Common Stock pursuant to a registration statement filed under the Securities Act.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Permitted Regulatory Amount” means, with respect to any Regulated Stockholder, that amount which such Regulated Stockholder reasonably determines it and its Affiliates may own, control or have the power to vote under any law, regulation, rule or other requirement of any Governmental Authority at the time applicable to such Regulated Stockholder and its Affiliates and has given the Corporation written notice thereof.

“Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Preferred Stock” has the meaning ascribed to it in Section A of this Article IV.

“Regulated Stockholder” means any Person that has given written notice to the Corporation that such Person is a Regulated Stockholder.

“Restricted Stock” means, with respect to any Regulated Stockholder, any outstanding shares of Common Stock ever held of record by such Regulated Stockholder or its Affiliates, excluding treasury shares; provided, however, that any such shares shall cease to be Restricted Stock with respect to such Regulated Stockholder when such shares are transferred in a transaction which is a Conversion Event or are acquired by the Corporation or any Subsidiary of the Corporation; and provided, further, that the Corporation shall have no responsibility for determining whether any outstanding shares of Common Stock constitute Restricted Stock with respect to any particular Regulated Stockholder, but shall instead be entitled to receive, and rely exclusively upon, a written notice provided by such Regulated Stockholder designating such shares as Restricted Stock.

“Sale of the Company” means (i) the sale or transfer (in one or a series of related transactions) of all or substantially all of the Corporation’s assets to a Person or group of Persons acting in concert, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Corporation to one or more Persons or group of Persons acting in concert, or (iii) the merger or consolidation of the Corporation with or into another Person, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Company.

“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes capital stock or other equity interests or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Subsidiary” of any Person means any other Person (i) whose Securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such other Person (excluding Securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned or controlled by such Person either directly or indirectly by such Person or through one or more other entities constituting Subsidiaries, (ii) more than a 50% interest in the profits, losses or capital of whom is, at the time as of which any determination is being made, owned or controlled by such Person either directly or indirectly by such Person or through one or more other entities constituting Subsidiaries or (iii) any Person whose assets, or portions thereof, are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with generally accepted accounting principles in the United States as in effect from time to time.

C. Common Stock. Except as otherwise provided herein or as may otherwise be provided by Applicable Law, the holders of Common Stock shall have exclusively all rights of stockholders, including (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefor, and (ii) in the event of any voluntary or involuntary distribution of assets upon a Liquidation or otherwise, the right to receive ratably and equally (based upon the number of shares of Common Stock held by such holders) all the assets and funds of the Corporation after payment or provision for payment of the debts and other liabilities of the Corporation.

1. Voting Rights.

(a) Class A Common Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such holder. The Class A Common Stock shall possess full and complete voting power for the election of directors.

(b) Class B Common Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Class B Common Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of Class B Common Stock shall have the right to vote as a separate class on a Liquidation of the Corporation, a Sale of the Company or any recapitalization or reorganization, in which shares of Class B Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Class A Common Stock or would otherwise be treated differently from shares of Class A Common Stock in connection with such transaction, except that shares of Class B Common Stock may, without such a separate class vote, receive or be exchanged for non-voting Securities which are otherwise identical on a per share basis in amount and form to the voting Securities received with respect to or exchanged for the Class A

Common Stock so long as (i) such non-voting Securities are convertible into such voting Securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock and (ii) all other consideration is identical to that received by the Class A Common Stock on a per share basis. Notwithstanding the foregoing, holders of shares of the Class B Common Stock shall be entitled to vote as a separate class on any amendment to this Section C.1(b) and on any amendment, repeal or modification of any provision of this Certificate or Bylaws that adversely affects the powers, preferences or rights of the holders of the Class B Common Stock.

2. Dividends and Distributions. Any dividend or distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock, share and share alike; provided, however, that (i) in the case of dividends or distributions payable in shares of Common Stock of the Corporation, or options, warrants or rights to acquire shares of such Common Stock, or Securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or Securities so payable shall be payable in shares of, or options, warrants or rights to acquire, or Securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid and (ii) if such dividends or distributions consist of other voting Securities of the Corporation, the Corporation shall make available to each holder of Class B Common Stock, at such holder’s request, dividends or distributions consisting of non-voting Securities of the Corporation which are otherwise identical to the voting Securities and which are convertible into or exchangeable for such voting Securities on the same terms as the Class B Common Stock is convertible into the Class A Common Stock.

3. Liquidation. In the event of any Liquidation of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share ratably (based on the number of shares of Common Stock held by each such holder), share and share alike, in the remaining net assets of the Corporation.

4. Conversion.

(a) Conversion of Class A Common Stock into Class B Common Stock. Subject to and upon compliance with the provisions hereof, any stockholder shall be entitled, without payment of any additional consideration, to convert, at any time and from time to time, any or all of the shares of Class A Common Stock held by such stockholder into the same number of shares of Class B Common Stock. If at any time after any Regulated Stockholder converts Class B Common Stock into Class A Common Stock, a transaction or other event occurs which would result in such Regulated Stockholder holding shares of Class A Common Stock in excess of such Regulated Stockholder’s Permitted Regulatory Amount, a sufficient number of shares of Class A Common Stock shall automatically be converted to shares of Class B Common Stock so that such Regulated Stockholder does not own shares of Class A Common Stock in excess of such Regulated Stockholder’s Permitted Regulatory Amount.

(b) Conversion of Class B Common Stock into Class A Common Stock.

(i) Subject to and upon compliance with the provisions hereof, each record holder of Class B Common Stock shall be entitled, without the payment of any additional consideration, to convert at any time and from time to time any or all of the shares of such holder’s Class B Common Stock into the same number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that Class B Common Stock constituting Restricted Stock with respect to a particular Regulated Stockholder may not be converted into Class A Common Stock to the extent that, immediately prior thereto, or as a result of such conversion, the number of shares of Class A Common Stock which constitute such Restricted Stock held by such Regulated Stockholder would exceed such Regulated Stockholder’s Permitted Regulatory Amount; and, provided further, however, that each holder of Class B Common Stock that is a Regulated Stockholder may convert its shares of Class B Common Stock into Class A Common Stock in excess of the Permitted Regulatory Amount if such Regulated Stockholder reasonably believes that such converted shares will be transferred within fifteen (15) days pursuant to a Conversion Event and such Regulated Stockholder agrees not to vote any such shares of Class A Common Stock prior to such Conversion Event and undertakes to promptly convert such shares back into Class B Common Stock if such shares are not transferred pursuant to a Conversion Event. Each Regulated Stockholder may provide for further restrictions upon the conversion of any shares of Common Stock which constitute Restricted Stock by providing the Corporation with signed, written instructions specifying such additional restrictions and legending such shares of Restricted Stock as to the existence of such restrictions.

(ii) Notwithstanding any provision of this Section 4(b) to the contrary, each holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated, and a written request for conversion from any holder of Class B Common Stock to the Corporation stating such holder’s reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation will not cancel the shares of Class B Common Stock so converted before the 15th day following such Conversion Event and will reserve such shares until such 15th day for reissuance in compliance with the next sentence. If any shares of Class B Common Stock are converted into shares of Class A Common Stock in connection with a Conversion Event and such shares of Class A Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Common Stock shall be promptly converted back into the same number of shares of Class B Common Stock.

D. Miscellaneous.

1. Conversion Procedures.

(a) Mechanics. Each conversion of shares of any class of capital stock of the Corporation into shares of another class of capital stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the “Converting Shares”) at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the class into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Stockholder of its receipt of such notice. Promptly after such surrender and the receipt of such written notice of conversion, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; provided, however, that if such conversion is subject to a Deferral Period, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease (except that, in the case of a conversion subject to a Deferral Period, the conversion shall be deemed to be effective upon the expiration of the Deferral Period) and the Person or Persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of Converted Shares in accordance with this Section, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes, liens or charges with respect thereto due to any action of the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares may be so issued without violation of any Applicable Law or any requirements of any domestic Securities exchange upon which such shares may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares. The issuance of certificates for shares of any class of capital stock (upon conversion of shares of any other class of capital stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of such shares; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted.

(b) Notice of Conversion to Other Regulated Stockholders; Deferral. The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares, if such action will increase the percentage of outstanding Securities owned or controlled by any Regulated Stockholder or cause such Regulated Stockholder to own voting Securities of the Corporation in excess of such Regulated Stockholder’s Permitted Regulatory Amount (other than any such stockholder which requested that the Corporation take such action in accordance with the provisions of this Certificate, or which otherwise waives in writing its rights under this Section D.1(b)), unless the Corporation gives written notice (the “Deferral Notice”) of such action to each Regulated Stockholder. The Corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the “Deferral Period”) after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects, in accordance with the provisions of this Certificate, to convert any shares of Common Stock, it shall notify the Corporation in writing within ten (10) days of the issuance of the Deferral Notice, in which case the Corporation shall (i) promptly notify from time to time prior to the end of such 20-day period each other Regulated Stockholder holding shares of each proposed conversion, and (ii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to this Section D.1(b) at the end of the Deferral Period. Upon complying with the procedures hereinabove set forth in this Section D.1(b), the Corporation may so convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares.

(c) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of each class of capital stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of any other class of capital stock hereunder, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of such other class which may be converted.

(d) Stock Splits, Stock Dividends, Etc.

(i) The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock unless all such subdivisions and combinations shall be payable to the holder of shares of any class of capital stock of the Corporation only in shares of such class of capital stock.

(ii) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock, or the Class B Common Stock, then the outstanding shares of each other classes of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

(iii) In case of any reorganization, reclassification or change of shares of any class of capital stock (other than a change in par value or from par to no par value or as a result of subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of any class of capital stock), each holder of a share of any class of capital stock shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other Securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of such class of capital stock into which such shares might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class A Common Stock and Class B Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other Securities and property deliverable upon conversion of such shares of Class A Common Stock or Class B Common Stock into which such Class A Common Stock or Class B Common Stock might have been converted immediately prior to such event.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

The directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by a resolution of the Board of Directors. At the annual meeting of stockholders in 2005, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the annual meeting of stockholders in 2006, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the annual meeting of stockholders in 2007, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is hereafter changed, each director then serving as such shall nevertheless continue as a director of the Class of which such director is a member until the expiration of such director’s current term and any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office only if such removal is (i) for cause and (ii) by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors. Directors may not be removed without cause. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

Stockholders of the Corporation shall take action by meetings held pursuant to this Certificate and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation and the President of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VIII

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the GCL, as so amended.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VIII and IX of this Certificate may not be repealed or amended in any respect without the affirmative vote of holders at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at election of directors.

FOURTH: The foregoing amendment and restatement has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the GCL.

FIFTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the GCL.

IN WITNESS WHEREOF, the undersigned have executed this certificate on                          , 2004.

Dennis Highby, President

Gerald Matzke, Secretary

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